Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 8, 2026

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the second quarter and first six months of 2026 and 2025 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and first six months of 2026 and 2025 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Second Quarter		First Six Months
	2026	2025	2026	2025
Net earnings attributable to Berkshire shareholders	$25,667	$12,370	$35,773	$16,973

Net earnings includes:
Investment gains (losses)	12,684	4,970	11,444	(68)
Other-than-temporary impairment of investment in Kraft Heinz	—	(3,760)	—	(3,760)
Operating earnings	12,983	11,160	24,329	20,801

Net earnings attributable to Berkshire shareholders	$25,667	$12,370	$35,773	$16,973

Net earnings per average equivalent Class A Share	$17,868	$8,601	$24,889	$11,801
Net earnings per average equivalent Class B Share	$11.91	$5.73	$16.59	$7.87
Average equivalent Class A shares outstanding	1,436,443	1,438,223	1,437,279	1,438,223
Average equivalent Class B shares outstanding	2,154,664,073	2,157,335,139	2,155,918,015	2,157,335,139

Note: Per share amounts for Class B shares are 1/1,500th of those shown for Class A shares.

In the table above, investment gains (losses) in each period predominantly relate to our investments in equity securities. Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our earnings statements. Investment gains (losses) in 2026 include gains of $10.9 billion in the second quarter and $3.9 billion in the first six months and in 2025 include gains of $1.5 billion in the second quarter and losses of $5.9 billion in the first six months due to changes during the second quarter and the first six months in the unrealized gains that existed in our equity security investment holdings. Investment gains (losses) in 2026 also include after-tax realized gains on sales of investments of $1.8 billion in the second quarter and $7.5 billion in the first six months and in 2025 include $4.2 billion in the second quarter and $6.6 billion in the first six months. Investment gains (losses) in the table above also include losses of $0.7 billion in the second quarter and first six months of 2025 from other investments.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Second Quarter		First Six Months
	2026	2025	2026	2025
Insurance-underwriting	$1,731	$1,992	$3,448	$3,328
Insurance-investment income	3,059	3,367	5,738	6,260
BNSF	1,558	1,466	2,935	2,680
Berkshire Hathaway Energy Company	891	702	2,005	1,799
Manufacturing, service and retailing	4,470	3,601	7,669	6,661
Other*	1,274	32	2,534	73

Operating earnings	$12,983	$11,160	$24,329	$20,801

*

Includes foreign currency exchange gains related to non-U.S. Dollar denominated debt in 2026 of $326 million in the second quarter and $575 million in the first six months and in 2025 includes foreign currency exchange losses of $877 million in the second quarter and $1.59 billion in the first six months.

Berkshire acquired approximately $4.5 billion in treasury shares during the second quarter of 2026, bringing the six-month total to about $4.8 billion. On June 30, 2026, there were 1,431,693 Class A equivalent shares outstanding. At June 30, 2026, insurance float (the net liabilities we assume under insurance contracts) was approximately $177.5 billion, an increase of approximately $1.1 billion since yearend 2025.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment gains (losses), impairments of goodwill and intangible assets and other-than-temporary impairments of equity method investments.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our periodic earnings statements. In sum, investment gains (losses) for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Chuck Chang

402-346-1400